Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-259241 and 333-231894) and Form F-3 (No. 333-256856) of our report dated April 26, 2023, with respect to the consolidated financial statements of UP Fintech Holding Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Beijing, China

April 26, 2023